UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Staples, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

May 23, 2006

SUPPLEMENT TO PROXY STATEMENT
For the Annual Meeting of Stockholders on June 6, 2006

This Supplement to our Proxy Statement dated April 27, 2006 is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. for use at the Annual Meeting of Stockholders to be held on June 6, 2006.

This Supplement is furnished to update certain biographical information about Stephen F. Schuckenbrock, a nominee for election as a director of Staples, Inc., that appears on page 7 of our Proxy Statement in the section titled “Proposal 1 — Election of Directors.” As disclosed in our Proxy Statement, Mr. Schuckenbrock had been the Co-Chief Operating Officer of Electronic Data Systems (EDS) since October 2005 and Executive Vice President, Global Sales & Client Solutions of EDS since January 2004. As announced by EDS on May 15, 2006, following a realignment of the EDS executive team, Mr. Schuckenbrock will be leaving EDS. Mr. Schuckenbrock remains a nominee for election as a director of Staples, Inc. at the Annual Meeting.

This Supplement should be read together with our Proxy Statement. Except for the updated biographical information set forth above, this Supplement does not amend or otherwise modify our Proxy Statement.